EXHIBIT 11

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement No. 33-82366 of The DLB Fund Group of our report dated June 23, 1995, relating to DLB Global Small Capitalization Fund and to the reference to us under the heading "Experts" both appearing in the Statement of Additional Information which is part of such Registration Statement.


/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 17, 1996